Exhibit 99.2

To:	All Rowan Employees
From:	W. Matt Ralls
Date:	February 28, 2012
Subject:	Plan to Change Corporate Structure

Dear Rowan Colleagues:

This morning we announced that our Board of Directors approved a plan to change our corporate structure to enhance our long-term competitive position as a global contract driller. An important part of that plan is changing our legal domicile from Delaware to the United Kingdom (U.K.), where, as you know, we already have substantial and growing operations. Please note that there will be no changes to your jobs, wages, or benefits as a result of this action.

As many of you are aware, several other companies in our industry have already changed their legal place of incorporation. Like us, those companies recognized that the offshore drilling industry is now a global business. Today, 96% of our contract backlog is for work outside the United States and eight of our top ten customers are headquartered outside the U.S. During 2012, we expect to have 74% of our rigs located outside of the United States and 81% of our revenues generated outside the U.S. Clearly, we have been evolving into a much more geographically diversified company. This transaction helps to ensure that we maximize our long-term flexibility regarding the markets in which we operate.

Again, this action will have no effect on employees’ jobs, wages, or current benefits, in the U.S. or anywhere else. In fact, by making us more competitive over the long term and enhancing our ability to reinvest in our business and to grow, we expect these changes will lead to further job expansion in the U.S. and globally. Longer term, this change will also help put us on an equal footing with our competitors, most of which are domiciled overseas.

Attached are the press release we issued today along with Frequently Asked Questions that I hope will help respond to any questions you may have about this change. Any employees participating in our equity plans should also read carefully the proxy materials you will receive in the mail for details regarding conversion of your shares, including as to the conversion of any of your equity incentive plan grants of shares of common stock to shares of the new U.K. company.

We believe this change in structure will serve the best interest of Rowan and all of its employees and other important stakeholders. Thank you for your continued dedication to our company.

Sincerely,

W. Matt Ralls

* * *

This communication relates to a proposed plan to change the Company’s corporate structure through a merger. Rowan UK has filed with the SEC a registration statement on Form S-4, which contains a preliminary proxy statement/prospectus in connection with the proposed merger, and each of Rowan and Rowan UK will be filing other relevant materials with the SEC in connection with the transaction. Once the registration statement is declared effective by the SEC, Rowan will mail to its stockholders a definitive proxy statement/prospectus regarding the proposed change in corporate structure and related transactions. The Company urges stockholders and investors to read carefully the proxy statement/prospectus (and any other document that the Company or Rowan UK – including participants in its equity-based incentive compensation plans—subsequently files with the SEC) before making any voting or investment decision about the proposed merger, because they contain important information about the Company, Rowan UK and the proposed merger and related transactions. Stockholders and investors may obtain these documents, as well as other filings containing information about Rowan and Rowan UK, for free at the SEC’s website, www.sec.gov, and Rowan’s website, www.rowancompanies.com, under the “Investor Relations” heading by accessing the “SEC filings” link.

Rowan, Rowan UK and their directors and executive officers and certain other members of management and employees, as well as Innisfree M&A Incorporated (Rowan’s proxy solicitor), may be deemed to be participants in the solicitation of proxies in respect of the proposed change in corporate structure. Information about the directors and executive officers of the Company and their ownership in Rowan is included in the registration statement filed with the SEC and the documents and information incorporated by reference therein. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. You can obtain free copies of the documents by accessing the SEC’s and Rowan’s website as described above.

This communication contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the proposed change in corporate structure as well as statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations, including changes in tax laws, whether our stockholders approve the merger (and related transactions) and whether we achieve the benefits we expect from the proposed change in our corporate structure. Other relevant factors have been and will be disclosed in the Company’s filings with the SEC.